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                                                                     EXHIBIT 5.1


                  [Kantrow, Spaht, Weaver & Blitzer Letterhead]



                                November 4, 1999




The Shaw Group Inc.
III United Plaza
2nd Floor
8545 United Plaza Boulevard
Baton Rouge, LA  70809

         Re:      The Shaw Group Inc. - Registration Statement on Form S-3

Ladies and Gentlemen:

         We have acted as special, Louisiana counsel to The Shaw Group Inc., a Louisiana corporation (the "Company") in connection with the public offering by the Company of up to 3,000,000 shares of the Company's common stock, no par value per share (the "Common Stock") and up to 450,000 shares of Common Stock that may be sold in the event the Underwriters (as defined below) for the offering elect to exercise their overallotment option, to be offered upon the terms and subject to the conditions set forth in a Purchase Agreement (the "Underwriting Agreement") to be entered into by and among the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Jefferies & Company, Inc., Morgan Keegan & Company, Inc. and RBC Dominion Securities Corporation, as representatives of the several underwriters to be listed therein (the "Underwriters").

         We have examined the Company's Registration Statement on Form S-3 (SEC File No. 333-88563), as amended, filed in connection with the Company's proposed public offering, the originals, or copies certified or otherwise identified to our satisfaction, of the Restated Articles of Incorporation of the Company, its Amended and Restated By-Laws, resolutions of its Board of Directors, and such other documents and corporate records as we have deemed necessary as the basis for the opinions expressed herein. Based upon the foregoing and in reliance thereon, and after examination of such matters of law as we deem applicable or relevant hereto, it is our opinion that:




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The Shaw Group Inc.
November 4, 1999
Page 2
         (1) The Company has been duly incorporated under the laws of the State of Louisiana and is validly existing and in good standing under the laws of that State.

         (2) The 3,450,000 shares of the Common Stock proposed to be offered by the Company have been duly authorized and, when duly issued in accordance with the resolutions of the Board of Directors of the Company and delivered against payment therefor as provided in the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

We have relied for purposes of the opinion set forth in Paragraph 1 with respect to the valid existence and good standing of the Company, solely on a Certificate of Good Standing issued by the Secretary of State of Louisiana dated October 27, 1999.

         We are members of the Bar of the State of Louisiana and we do not express any opinion herein concerning any law other than the law of the State of Louisiana or the federal law of the United States.

         We hereby expressly consent to the reference to our firm under the caption "Legal Matters," in the Prospectus forming a part of the Registration Statement on Form S-3 filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, to the inclusion of this opinion as an exhibit to such Registration Statement, and to the filing of this opinion with any appropriate governmental agency, all in connection with the proposed public offering described in the Registration Statement on Form S-3 (SEC File No. 333-88563), as amended.

                                            Very truly yours,

                                            /s/ KANTROW, SPAHT, WEAVER & BLITZER
                                            (A PROFESSIONAL LAW CORPORATION)